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                                                                    Exhibit 10.9

During 2000, in connection with the Company's grant of bonuses to Mr. Mikus, Mr. Cutarelli, Mr. Eum and Mr. Hughes, the Company forgave $31,066, $16,926, $16,877 and $16,877, respectively, in principal and accrued interest due from those executive officers under promissory notes that the Company entered into in 1998 with those executive officers.